As filed with the Securities and Exchange Commission on August __, 1997
                                                  Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         COUNTRY STAR RESTAURANTS, INC.
             (Exact name of registrant as specified in its charter)

            Delaware                                          62-1536550
   (State or other jurisdiction                         (I.R.S. Employer Identi-
 of incorporation or organization)                          fication number)

 4929 Wilshire Boulevard, Suite 428, Los Angeles, California 90010 213/634-5588 (Name, address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                              --------------------

                      DAN J. RUBIN, CHIEF EXECUTIVE OFFICER
                         COUNTRY STAR RESTAURANTS, INC.
                       4929 Wilshire Boulevard, Suite 428
                          Los Angeles, California 90010
                                  213/634-5588
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                              --------------------

                                   COPIES TO:

                            ROBERT L. DAVIDSON, ESQ.
                    WOLF HALDENSTEIN ADLER FREEMAN & HERZ LLP
                               270 MADISON AVENUE
                            NEW YORK, NEW YORK 10016
                           Telephone No. 212/545-4600
                           Facsimile No. 212/686-0114

Approximate date of commencement of proposed sale to the public: As soon as practicable after effective date of the registration statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [X]

                                                            (continued overleaf)

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a future amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                         CALCULATION OF REGISTRATION FEE

                                                     Proposed
                                    Proposed         Maximum
Title of each        Amount         Maximum          Aggregate    Amount of
class of securities  to be          Offering Price   Offering     Registration
to be registered     Registered(1)  Per Share(2)     Price(3)     Fee
----------------     ----------     ------------     --------     ------------
Common Stock
Par Value
$.001 Per Share          ---        $.39             $8,688,865   $2,632.99

------------
(1) Includes 4,994,243 shares of Common Stock owned by certain Selling Shareholders, 1,515,667 shares of Common Stock issuable upon the exercise of Common Stock purchase warrants held by certain Selling Shareholders, and an indeterminate amount of shares issued upon the conversion of up to $5,900,000 of outstanding principal amount plus accrued interest of certain Convertible Notes held by certain Selling Shareholders.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c).

(3) Pursuant to Rule 457(o), the proposed maximum aggregate offering price of all the securities being registered on this Registration Statement has been estimated for purposes of calculating the registration fee by adding (i) the outstanding principal amounts plus accrued interest of certain Convertible Notes held by certain Selling Stockholders and (ii) the products obtained by multiplying the proposed maximum offering price per share, calculated pursuant to Rule 457(c), by (x) the aggregate number of shares of common stock and (y) the aggregate number of shares of common stock issuable upon the exercise of common stock purchase warrants held by the Selling Stockholders.

                              CROSS-REFERENCE SHEET

                             Pursuant to Item 501(b)

Item Number and Caption                            Location or Heading
in Form S-3                                        in Prospectus
-----------                                        -------------
1.  Forepart of Registration                       Facing Page or Registra-
    Statement and Outside Front                    tion Statement: Cover
    Cover Page of Prospectus.                      Page of Prospectus.

2.  Inside Front and Outside                       Inside Front and Outside
    Back Cover Pages of Prospectus.                Back Cover Pages of
                                                   Prospectus.

3.  Summary Information, Risk                      Prospectus Summary; The
    Factors and Ratio of Earnings                  Company; Risk Factors.
    to Fixed Charges.

4.  Use of Proceeds.                               Prospectus Summary.

5.  Determination of Offering Price.                       *

6.  Dilution.                                              *

7.  Selling Security Holders.                      Cover Page; Selling
                                                   Shareholders.

8.  Plan of Distribution.                          Cover Page; Plan of
                                                   Distribution.

9.  Description of Securities to                   Incorporation of Certain
    be Registered.                                 Documents by Reference.

10. Interests of Named Experts                             *
    and Counsel.

11. Material Changes                               The Company; Risk Factors;
                                                   Description of Capital
                                                   Stock.

12. Incorporation of Certain Infor-                Incorporation of Certain
    mation by Reference.                           Documents by Reference.

13. Disclosure of Commission Position                      *
    on Indemnification for Securities
    Act Liabilities.

------------
*  Omitted as not applicable.

                 SUBJECT TO COMPLETION, DATED _______ ___, 1997

PROSPECTUS

                         COUNTRY STAR RESTAURANTS, INC.

                             Shares of Common Stock
                            $.001 par value per share

     This Prospectus relates to (i) 4,994,243 shares of common stock, $.001 par value (the "Common Stock"), of Country Star Restaurants, Inc., a Delaware corporation (the "Company"), held by, and which may be offered from time to time by, a number of persons and entities (collectively, the "Selling Stockholders"),
(ii) 1,515,667 shares of Common Stock (the "Warrant Shares") issuable upon the exercise of 1,515,667 common stock purchase warrants (the "Warrants") issued to, and which may be exercised and offered from time to time by certain of the Selling Stockholders, and (iii) an indeterminate number of shares of Common Stock presently issuable upon conversion of the outstanding principal amount of certain Convertible Notes, plus accrued and unpaid interest (the "Conversion Shares"), held by certain of the Selling Stockholders (the "Notes"). See "Selling Stockholders." The shares of Common Stock, Warrant Shares and Conversion Shares registered hereunder are sometimes referred to as the "Securities." All costs in connection with the registration of the Securities are being borne by the Company. The Company will not receive any of the proceeds from the sale of the Securities pursuant to this Prospectus, although the Company will receive net proceeds from the exercise of Warrants equal to the exercise prices thereof which range from $.21 to $.625 per share.

     The Common Stock is quoted on the NASDAQ National Market under the symbol "CAFE." The last reported bid and asked price of the Common Stock on NASDAQ on August 6, 1997 were $3/8 and $13/32, per share, respectively.

     THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE PURCHASED ONLY BY THOSE PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. THE COMPANY HAS INCURRED SUBSTANTIAL OPERATING LOSSES. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL SECURITIES IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH STATE.

     The Selling Stockholders directly or through agents, dealers or underwriters to be designated from time to time may sell the Securities on terms to be determined at the time of sale. To the extent required, the number of Securities to be sold, the respective purchase price and public offering price, the name of any agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in and accompanied by a Prospectus Supplement. See "Plan of Distribution."

     The Selling Stockholders and any agents, dealers or underwriters that participate with the Selling Stockholders in the distribution of their shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profits on the resale of the Selling Stockholders' shares, may be deemed to be underwriting commissions or discounts under the Securities Act. Under applicable rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any person engaged in a distribution of securities may not simultaneously bid for or purchase securities of the same class for a period of two (2) business days prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Stockholders will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-2, 10b-5, 10b-6 and 10b-7, in connection with transactions in the Securities during the effectiveness of the Registration Statement of which this Prospectus forms a part. All of the foregoing may affect the marketability of the Securities.

               The date of this Prospectus is ________ __, 1997.

                              AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company in accordance with the Exchange Act can be inspected and copies made at the public reference facilities maintained by the Commission at Room 1204, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

     The Company has filed with the Commission a Registration Statement on Form S-3 (including all amendments thereto, the "Registration Statement"), with respect to the Securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information about the Company and the Securities offered hereby, reference is made to the Registration Statement and the exhibits thereto, which may be examined without charge at the public reference facilities maintained by the Commission at Room 1204, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission upon payment of the prescribed fees.

     No person has been authorized by the Company to give any information or to make any representation other than as contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any distribution of the shares of the Common Stock issuable under the terms of this Prospectus, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company incorporates herein by reference the following documents heretofore filed with the Commission: the Annual Report of the Company on Form 10-KSB for the fiscal year ended December 31, 1996 and Amendment No. 1 to such Report dated April 29, 1997; the Current Reports of the Company on Form 8-K dated January 5, 1996 and March 18, 1996; the Current Reports of the Company on Form 8-K dated January 16, 1997, February 12, 1997, March 29, 1997, April 21, 1997, May 7, 1997 and May 28, 1997; and the Quarterly Report of the Company on Form 10-QSB for the period ended March 31, 1997.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated herein by reference) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

     The Company will provide, without charge to each person to whom a Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that is incorporated into the Prospectus. Such written requests should be directed to the Secretary of the Company at 4929 Wilshire Boulevard, Suite 428, Los Angeles, California 90010, 213/634-5588.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed descriptions and financial information and statements appearing elsewhere in this Prospectus and the documents incorporated herein by reference.

The Company

     The Company, Country Star Restaurants, Inc., develops, constructs, owns and operates country music theme restaurants combining high quality, moderately priced food with a casual, family oriented environment.

     The Company's principal offices are located at 4929 Wilshire Boulevard, Suite 428, Los Angeles, California 90010, telephone 212/634-5588.

The Offering

     An indeterminate number of shares of Common Stock are being offered pursuant to this Prospectus which may be offered from time to time by the Selling Stockholders for their own account.

Plan of Distribution

     The Selling Stockholders, directly or through agents or underwriters, may offer and sell from time to time all or any part of the Securities held by them in amounts and on terms to be determined or at quoted prices then prevailing on the NASDAQ National Market. See "Plan of Distribution."

                                  RISK FACTORS

     Investment in the Company's securities involves a high degree of risk. Investors should carefully consider the following factors, among others, relating to the Company.

     Continuing Losses; Going Concern Qualification; Inability to Pay Current Trade Debt. The Company opened its first Country Star Restaurant in August, 1994 and two more restaurants in 1996. The Company has continued to incur operating losses. For the fiscal year ended December 31, 1996, the Company had a net loss of $16,780,000. The Company's independent certified public accountants have rendered a going concern qualification to their opinion on the Company's 1996 financial statements and stated that the Company has experienced significant losses in 1995 and 1996, and is experiencing cash flow shortages and that these factors "raise substantial doubt about the Company's ability to continue as a going concern." See Report of Independent Certified Public Accountants, dated April 11, 1997 in the Company's Annual Report on Form 10-KSB to Stockholders for 1996. The Company has been unable to fully pay trade debt to its creditors and has made a written offer to all creditors to settle outstanding claims on the basis of $.40 for every dollar of debt. The Company's ability to generate operating and net income in the future will depend on the success of its operating restaurants, and the successful implementation of its expansion strategy. There can be no assurance that the Company will be profitable in the future.

     Need for Additional Capital and Financing. During 1996 the Company continued to fund its operations by the private sale of the Company's equity securities and development financing arrangements relating to Country Star Las Vegas. The Company anticipates that it will continue to have substantial capital needs that cannot be funded completely from operations and will be required to raise additional capital through equity or debt financings. Such sources of financing, if available, may include bank financing, third party equity investors, capital leases, private limited partnerships, joint venture financing and sale leaseback arrangements.

     The Company has entered into a definitive agreement with NevStar Restaurants, LLC ("NevStar") that provides, among other things, for (i) $4.5 million of equity financing for Country Star Las Vegas, and (ii) the right to provide up to an additional $12.5 million of equity financing for future Country Star Restaurants (the "Development Financing Agreement"). In the event that NevStar does not provide any additional financing to the Company other than with respect to Country Star Las Vegas, and in the event that the Company were not successful in securing any other sources of financing on terms and conditions acceptable to the Company, or at all, the Company's expansion strategy would be materially adversely affected.

     Control by and Dependence Upon Chief Executive Officer and a Principal Lender. The Company's Chief Executive Officer and President, Dan Rubin, is also a principal lender to the Company and has the right to appoint three members of the Board of Directors. The Company is subject to the control of Mr. Rubin and is dependent upon his services for the operation of the Company and its business. The loans made to the Company by Mr. Rubin, an institutional investor and certain other investors are secured by a lien on substantially all of the assets of the Company. Under this secured financing arrangement Mr. Rubin made available to the Company a $3,500,000 line of credit loan of which $500,000 has been lent and additional advances may be made in his discretion.

     Atlanta Restaurant Litigation; Contractor Lien Claims. The Company's landlord with respect to the Atlanta restaurant instituted litigation during April, 1997 alleging that the Company is holding over in the premises beyond the leased term and seeking to have the Atlanta Restaurant turned over to it. The landlord previously notified the Company that it was in default under its lease obligations and alluded to the following alleged events of default, among others: (i) the alleged failure to achieve lien-free completion of the Atlanta restaurant; (ii) the alleged abandonment by the Company of the Atlanta restaurant; and (iii) the alleged failure of the Company to remedy certain construction defects. The Company intends to defend the action vigorously. The Company contends that many of the landlord's allegations of default were false, that others which were not false have been cured and that others were directly caused by the landlord's bad faith in performing its obligations under the lease. Certain contractors have filed lien claims, of approximately $1,200,000 against the Company's Atlanta and Las Vegas restaurants that have not been cleared by the posting of a bond or any payment. Of that amount, the Company believes that approximately $600,000 represent invalid lien claims, either because the contractor has already been paid, or because the contractor did not perform agreed upon services or provide agreed upon materials or because the liens have been bonded.

     NASD Review of Common Stock Listing: The National Association of Securities Dealers, Inc. (the "NASD") has advised the Company that the NASD is reviewing the eligibility of the Company's Common Stock to continue to be included in the NASD National Market stock listings. The NASD's decision on eligibility will consider financial and market factors, some of which may not be fully satisfied by the Company. If the Company is unable to satisfy the NASDAQ requirements for continued listing in the National Market System or other NASDAQ listings, trading of the Common Stock may thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or NASDAQ's OTC Bulletin Board. As a result, the liquidity of the Company's Common Stock could be impaired.

     Site Locations. The choice of site location for each Country Star Restaurant is extremely important to the potential success of the particular establishment. The Company will be competing with a wide range of establishments in attempting to identify and secure desirable locations. Although the Company believes that it will be able to locate additional suitable sites, there can be no assurance that such sites will be available or viable or on economic terms acceptable to the Company.

     Development and Construction Delays. In connection with the development and construction of the Country Star Restaurants, a number of events over which the Company will have no control could occur which might materially adversely affect the costs and completion time of such projects. Such events include governmental regulatory approvals, shortages of or the inability to obtain labor and/or materials, inability of the general contractor or subcontractors to perform under their contracts, strikes, adverse weather conditions and acts of God, availability and cost of needed debt or lease financing, and changes in Federal, state or local laws or regulations. In addition, the Company will also be dependent on unaffiliated third parties to complete the construction of its Country Star Restaurants. Accordingly, there can be no assurance that the Company will be able to complete any Country Star Restaurant in a timely manner or within its proposed budget.

     Need for Additional Personnel. The Company's ability to successfully open and operate additional Country Star Restaurants will depend upon the Company's hiring and retaining additional personnel who are experienced in the operation of casual dining restaurants, of which there can be no assurance. The Company's failure to hire additional experienced personnel will have a material adverse effect on the ability of the Company to open and successfully operate Country Star Restaurants and to expand its operations thereafter.

     Significant Industry Competition; Special Restaurant Industry Considerations. The restaurant industry is intensely competitive with respect to price, service, location and food quality. There are many competitors of the Company, such as Planet Hollywood(R) and Hard Rock Cafe(R), that are better established, have substantially greater financial, marketing and other resources, have been in existence for a substantially longer period of time and have greater name brand recognition. Further, the restaurant industry is significantly affected by many external factors, including changes in the national economy or in regional or local economics, changes in the demographics of areas in which restaurants are situated, changes in consumer preferences and demands (including increased awareness of nutrition), and increases in the number and density of restaurants in a particular locale. Factors such as inflation and food costs may also affect the restaurant industry. There can be no assurance that the Company will be able to successfully compete in the restaurant industry. Further, casinos in Las Vegas, in an attempt to attract patrons, will often subsidize restaurants located on their premises. Country Star Las Vegas will also have to compete with those restaurants which, because they are subsidized by the casinos in which they are located, are able to offer reduced prices. Nevertheless, the Company does not intend to adopt a special pricing strategy for Country Star Las Vegas, as the Company does not believe that the failure to do so will have a material adverse effect on the Company.

     Intellectual Property Rights. The Company has made such appropriate filings and registrations that it has deemed appropriate and sufficient in its business judgment to protect the Company's name in all appropriate categories, and taken such other actions necessary to obtain and protect all trademarks, copyrights, tradenames, tradedress and all other intellectual property rights, relating to its Country Star Restaurants, although there can be no assurance that the Company will be able to effectively protect its rights. To date, the Company has been issued a Federal registration by the United States Patent and Trademark Office for the "Country Star" trademark for clothing and restaurant services. Third parties may attempt to exercise alleged rights in any of the trademarks, copyrights or other intellectual property rights or appropriate any trademarks, copyrights, or other intellectual property rights established by the Company, and the Company's failure or inability to establish appropriate copyrights and trademarks, or to adequately protect any of its intellectual property rights, may have a material adverse effect on the Company.

     Potential Anti-Takeover Effect of Development Financing Agreement. The Development Financing Agreement provides that in the event of a takeover of the Company, NevStar shall have the right, at its option, to cause a potential acquiror to purchase, at a pre-determined formula, NevStar's equity interest in some or all of the Country Star Restaurants that it has financed. Since under the Development Financing Agreement up to five (5) Country Star Restaurants may receive financing, the added cost to a potential acquiror to acquire such interests may be significant, and thus may be a deterrent to such potential acquiror deciding to purchase the Company.

     No Dividends with Respect to Common stock. The Company has not paid any dividends since inception and does not intend to pay dividends in the foreseeable future with respect to its Common Stock.

     Anti-Takeover Law: Issuance of Other Stock. The Company is subject to the provisions of Section 203 of the General Corporation Law of Delaware, an anti-takeover statute enacted in 1988. As a result of Section 203, potential acquirors of the Company may be discouraged from attempting to effect acquisition transactions with the Company, thereby possibly depriving holders of the Company's securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions.

     In addition, the board of directors of the Company (the "Board of Directors") may issue one or more series of preferred stock or additional Common Stock without any action on the part of the stockholders of the Company, the existence and/or terms of which may adversely affect the rights of holders of the Common Stock or the Preferred Stock. In addition, the issuance of any such additional preferred stock or Common Stock may be used as an "anti-takeover" device without further action on the part of the stockholders. Issuance of additional preferred stock or Common Stock, which may be accomplished through a public offering or a private placement to parties favorable to current management, may dilute the voting power of holders of Common Stock (such as by issuing preferred stock with super voting rights) and may render more difficult the removal of current management, even if such removal may be in the stockholders' best interests.

     Government Regulation. The Company is subject to various Federal, state and local laws affecting its business. Each of the Company's restaurants will be subject to licensing regulation by numerous governmental authorities, which may include alcohol beverage control, building, health and safety, and fire agencies in the state or municipality in which the restaurant is located. Difficulties in obtaining or failure to obtain the necessary licenses or approvals could delay or prevent the development of a new restaurant in an area.

     Alcoholic beverage control regulations in each state require that the Company's restaurants apply to the specific state authority and, in certain locations, county and municipal authorities for a license or permit to sell alcoholic beverages on the premises and to provide service for extended hours and on Sundays. Typically, an alcoholic beverage license must be renewed annually and may be revoked or suspended for cause at any time. Alcohol beverage control regulations relate to numerous aspects of the daily operations of the Company's restaurants, including minimum age of patrons and employees, hours of operation, advertising, wholesale purchasing, inventory control and handling, and storage and dispensing of alcoholic beverages.

The failure of a restaurant to obtain or retain a liquor or food service license would adversely affect the particular restaurant's operations.

     Restaurants in most states are subject to "dram shop" laws and legislation, which imposes liability on licensed alcoholic beverage servers for injuries or damages caused by their negligent service of alcoholic beverages to a visibly intoxicated person or to a minor, if such service is the proximate cause of the injury or damage and such injury or damage is reasonably foreseeable. The Company maintains liquor liability insurance as part of its existing comprehensive general liability insurance, which it believes to be adequate to protect against such liability, although there can be no assurance that it will not be subject to a judgment in excess of such insurance coverage or that it will be able to continue to maintain such insurance coverage at reasonable costs or at all. The imposition of a judgment substantially in excess of the Company's insurance coverage would have a material adverse effect on the Company. In the event that such insurance coverage were to become unavailable in the future, it could materially and adversely affect the Company.

     The Company does not presently intend to install and operate any slot machines for its own account in Country Star Las Vegas. In the event the Company were to decide in the future to install and operate any slot machines in Country Star Las Vegas for its own account, it would first be required to obtain the necessary gaming approvals from the appropriate regulatory authorities in the State of Nevada. The ownership and operation of casino gaming facilities and slot machine routes in Nevada and the manufacture and distribution of gaming devices in Nevada are subject to the Nevada Act and to licensing and regulatory control by the Nevada State Gaming Control Board (the "Nevada Board"), the Nevada Gaming Commission (the "Nevada Commission") and various local, city and county regulatory agencies (collectively, the "Nevada Gaming Authorities"). Obtaining the necessary approvals, of which there can be no assurance, is a lengthy and costly process. To date, the Company has not sought any such approvals.

                                   THE COMPANY

General

     Country Star Restaurants, Inc. (the "Company"), which was formed in May 1993, develops, constructs, owns and operates country music theme restaurants combining high quality, moderately priced food with a casual, family-oriented environment. World renowned rodeo personalities including Ty Murray, Charmayne James and Joe Beaver and country music television personalities Lorianne Crook and Charlie Chase serve as celebrity representatives and spokespersons for the Company and endorse the Country Star Restaurants. The Company is also currently seeking country music recording artists to serve as celebrity representatives.

     The first Country Star(R) Restaurant opened in August 1994 in Hollywood, California adjacent to Universal Studios Hollywood and the Universal Citywalk development, a major tourist attraction. In 1996 the Company opened Country Star Las Vegas on the "strip" in Las Vegas and Country Star Atlanta in the heart of Buckhead. Each Country Star restaurant features an exciting, entertaining dining experience, including an extensive display of country music memorabilia and artifacts, video monitors, audio listening posts, and interactive audio-video kiosks. The menus feature moderately priced American and country-style food such as ribs, chili, chicken, burgers, salad, pizza, fish and desserts, which was developed to be consistently reproducible domestically and internationally. Each restaurant also sells a variety of merchandise with the Country Star logo, including casual clothing, food products and other related items.

     In recent years theme restaurants have gained increasing popularity, as a number of such restaurants featuring a variety of different themes have opened. The two most popular and well known restaurants of this genre are Planet Hollywood(R) and Hard Rock Cafe(R), both of which combine an entertainment component with a casual dining atmosphere. Aside from enhancing the dining experience, the entertainment component also provides an additional revenue stream, predominantly from merchandise sales. Patrons of theme restaurants have evidenced a willingness to purchase souvenir T-shirts, hats, mugs, and other items bearing the logo and reflecting the lifestyle of the particular theme restaurant. These retail sales are typically at higher profit margins than food and beverage sales, inclusive of labor costs.

     The Company believes that its country music theme provides a distinctly American experience which, combined with its casual, high-quality dining in a state-of-the-art multimedia environment, is a format with wide demographic appeal. The Company believes that the country music theme is an under-exploited segment of quality dining in the restaurant industry and will fill a niche in the casual dining segment of the restaurant industry, and therefore represents an attractive opportunity for the Company.

     Calendar year 1996 was a difficult one for the Company. The Company's strategy entering 1996 was to develop and operate three flagship Country Star Restaurants in key locations and then to replicate the Country Star concept in a limited number of smaller restaurants that would be less expensive to develop and construct. In accordance with this strategy, the Company opened two additional flagship restaurants: Country Star Las Vegas commenced operations in July, 1996 and Country Star Atlanta commenced operations in October, 1996. No plans for opening any other restaurants have been finalized.

     Unanticipated financial problems have arisen with respect to both the Las Vegas and Atlanta restaurants. Operating expenses at both sites have substantially exceeded budget. In addition, the Atlanta restaurant suffered from substantial construction cost overruns and a delayed opening which prevented the restaurant from operating during the 1996 Summer Olympics, which were held in Atlanta. By early 1997, as a result of the mounting losses at the Las Vegas and Atlanta restaurants, management determined that a major overhaul of corporate strategy was required.

     The most significant step taken was a change of management effected on February 12, 1997, in which Dan Rubin, an investor in the Company, became Chief Executive Officer and President. Immediately prior to Mr. Rubin assuming office, a new Board of Directors was appointed to manage the Company.

     In order to stem the rising operating losses and endeavor to put the Company on a financially solvent course, management has taken a number of interim and permanent measures.

     First, management has temporarily closed the Atlanta restaurant with a projected re-opening during Summer, 1997, and a gala re-opening party planned for the week of July 4, 1997. Although the restaurant was completed and fully staffed in late 1996, the restaurant has realized extremely limited customer revenues. Management determined that the continued operation of the restaurant as an under utilized establishment would only hurt the restaurant's opportunities for long term success. Management intends that the re-opening be accompanied by suitable publicity and news coverage in order to attract customer interest. Management deemed it important to close the restaurant rather than allow it to develop an unfavorable reputation in Atlanta.

     Second, the Company has shifted the theme of its restaurants from "country music" to "country." Although the country music recording stars that previously endorsed the Company have not renewed their agreements with the Company, the Company is seeking new country music stars to serve as celebrity representatives and the Company continues to enjoy the endorsements of country music television personalities such as Lorianne Crook and Charlie Chase. In addition, the Company has obtained as celebrity representatives and spokespersons many representatives of the rodeo circuit, including Ty Murray, the world rodeo champion. The Company's three restaurants continue to emphasize their country music roots through extensive displays of country music memorabilia and artifacts, video monitors, listening posts and interactive audio-video kiosks for use by patrons. Management plans to increase the use of live entertainment at all of its restaurants in order to attract additional customers.

     Third, management has determined that the best strategy for expansion will be through joint ventures and licensing arrangements under which additional Country Star Restaurants could be opened without the Company being required to incur expensive construction, development and pre-opening costs. Management has identified a number of publicly held and private companies that have indicated strong interest in working with Country Star on a joint venture or licensing basis.

     Fourth, management has determined that the Company will not be able to pay existing trade creditors of the Company in full and also realize its strategic goals. Accordingly, the Company has made a written offer to all creditors to settle their outstanding claims by accepting 40(cent) for every dollar owed to such creditors by Country Star. The Company has agreed that it will be bound by this offer provided that at least 80% (based on the amount of the claims) of the creditors holding claims agree to this settlement. Management has pointed out to its creditors that the proposed settlement is far more favorable to them than the alternative of the Company filing a voluntary bankruptcy proceeding. Based on conversations with a number of the creditors, management believes that there is a high likelihood of success of the offer being accepted by the required creditors holding 80% of the claims against the Company.

                              SELLING STOCKHOLDERS

     The following table sets forth, as of the date hereof, the number of the Company's shares of Common Stock beneficially owned by each Selling Stockholder, the number of shares of Common Stock that are to be offered and sold by each Selling Stockholder pursuant to this Prospectus, and the amount and percentage of shares to be beneficially owned by each Selling Stockholder after the offering assuming all shares being offered pursuant to this Prospectus are sold.

                                                                                         Number of       Number of
                                                                                         Shares          Warrants
                                    Number of         Number of                          Beneficially    Beneficially
                                    Shares Owned      Warrants          Number of        Owned           Owned
                                    Prior to          Owned Prior       Shares to        After this      After this
Name and Address                    Offering          to Offering       be Offered       Offering(2)     Offering(3)
----------------                    --------          -----------       ----------       -----------     -----------
Sue Campbell Jones                     -0-             200,000            200,000(1)       -0-             -0-
c/o Country Star
  Restaurants, Inc.
4929 Wilshire Boulevard
Suite 428
Los Angeles CA  90010

Josephthal Lyon & Ross                 -0-             500,000            500,000(1)       -0-             -0-
  Incorporated
200 Park Avenue
24th Floor
New York, NY  10036

Jim Hayes                              -0-             200,000            200,000(1)       -0-             -0-
c/o Country Star
  Restaurants, Inc.
4929 Wilshire Boulevard
Suite 428
Los Angeles CA  90010

Bill Vesterman                         -0-             200,000            200,000(1)       -0-             -0-
c/o Country Star
  Restaurants, Inc.
4929 Wilshire Boulevard
Suite 428
Los Angeles CA  90010

Brian Alley                            -0-              25,000             25,000(1)       -0-             -0-
c/o Country Star
  Restaurants, Inc.
4929 Wilshire Boulevard
Suite 428
Los Angeles CA  90010

                                                                                           Number of            Number of
                                                                                           Shares               Warrants
                                    Number of           Number of                          Beneficially         Beneficially
                                    Shares Owned        Warrants          Number of        Owned                Owned
                                    Prior to            Owned Prior       Shares to        After this           After this
Name and Address                    Offering            to Offering       be Offered       Offering(2)          Offering(3)
----------------                    --------            -----------       ----------       -----------          -----------
Mahmoud Azimi                          -0-                25,000            25,000(1)       -0-                  -0-
c/o Country Star
  Restaurants, Inc.
4929 Wilshire Boulevard
Suite 428
Los Angeles CA  90010

Phil Roberson                          -0-                25,000            25,000(1)       -0-                  -0-
c/o Country Star
  Restaurants, Inc.
4929 Wilshire Boulevard
Suite 428
Los Angeles CA  90010

GB Mannisto, Inc.                      -0-                25,000           25,000(1)       -0-                   -0-
14982 N. 83rd Place, #200
Scottsdale AZ  85260

ESC/Electronic Sign Corp.             300,000              -0-             300,000         -0-                   -0-
3133 North Ad Art Road
Stockton CA  95215

Continental Capital &                 250,000              -0-             250,000         -0-                   -0-
  Equity Corporation
2301 Maitland Center Parkway
Maitland FL  32751

Omotsu Holdings Ltd.                  285,714              -0-             285,714         -0-                   -0-
15 Don Street
P.O. Box 302
St. Helier Jersey Channel
 Islands

Keyring Ltd.                           89,286              -0-              89,286         -0-                   -0-
c/o Appleby Spurling & Kempe
Attn:  Ruth Campbell
41 Cedar Avenue
Hamilton HM EX Bermuda

Holistica Int'l Ltd.                  178,571              -0-             178,571         -0-                      -0-
c/o Appleby Spurling & Kempe
Attn:  Ruth Campbell
41 Cedar Avenue
Hamilton HM EX Bermuda

                                                                                         Number of        Number of
                                                                                         Shares           Warrants
                                    Number of         Number of                          Beneficially     Beneficially
                                    Shares Owned      Warrants          Number of        Owned            Owned
                                    Prior to          Owned Prior       Shares to        After this       After this
Name and Address                    Offering          to Offering       be Offered       Offering(2)      Offering(3)
----------------                    --------          -----------       ----------       -----------      -----------
First Comet Corp.                     267,857            -0-              267,857         -0-             -0-
330 Perimeter Drive
Green Acres FL  33467

Natper Ltd.                           178,571            -0-              178,571         -0-             -0-
c/o Eurocanadian Bank
Attn:  Russel Barnett
Marlborough Street
P. O. Box N3742
Nassau Bahamas

Felix Kaufman                         100,000            -0-              100,000         -0-            -0-
32 Spring Valley Road
Morristown NJ  07960

David Wiener                          178,571            -0-              178,571         -0-            -0-
10 Iron Canyon Ct
Park City UT  04060

Stanley Katz                          100,000            -0-              100,000         -0-            -0-
10 Bonnie Drive
Northport NY  11768

Maple Partners Ltd.                   100,000            -0-              100,000         -0-            -0-
345 N. Maple Drive
Beverly Hills CA  90210

JLA Partners Ltd.                     100,000            -0-              100,000         -0-            -0-
345 N. Maple Drive, Ste. 358
Beverly Hills CA  90210

Fredda Sheib                           71,429            -0-               71,429         -0-            -0-
680 West End Avenue
New York NY  10025

Esther Purjes                         178,571            -0-              178,571         -0-            -0-
285 Central Park West
Apt. 2S
New York, NY  10024

Vermont Museum of Natural             267,857            -0-              267,857          -0-            -0-
  History
P.O. Box 1
Jacksonville VT  05342

                                                                                         Number of           Number of
                                                                                         Shares              Warrants
                                    Number of         Number of                          Beneficially        Beneficially
                                    Shares Owned      Warrants          Number of        Owned               Owned
                                    Prior to          Owned Prior       Shares to        After this          After this
Name and Address                    Offering          to Offering       be Offered       Offering(2)         Offering(3)
----------------                    --------          -----------       ----------       -----------         -----------
Canine, Ltd.                          446,429            -0-              446,429           -0-               -0-
Genesis Building
P.O. Box 2097
Grand Cayman Island

Richard G. Morris                     178,571            -0-              178,571           -0-               -0-
105 Branchwood Trail
Coppell TX  75019

Princeton Otolaryngology               71,429            -0-               71,429           -0-               -0-
  Assoc. P.A. Retirement
  Trust
457 North Harrison Street
Princeton NJ  08540

Mark Anderson                          89,286            -0-               89,286           -0-               -0-
10219 Burgoyne
Houston TX  77042

Stan Wallace                           89,286            -0-               89,286           -0-               -0-
305 West Baker
Apartment 1801
Baytown TX  77521

Morris R. Mitchell                     89,286            -0-               89,286           -0-               -0-
3706 East Creek Club Drive
Missouri City TX  77459

Four Seas Investment Co.            1,383,529            -0-            1,383,529           -0-               -0-
  and M.D. and Hope
  Close Trust R-210
c/o Melvin D. Close, Esq.
300 S. Fourth Street
Suite 700
Las Vegas NV  32751

Dan J. Rubin(4)                      800,000(5)        166,667           966,6671         -0-              -0-
171 East 78th Street
Apartment 11D
New York NY  10028

Roy B. Rubin M.D.,                  3,450,000(5)          -0-           3,450,000          -0-             -0-
  P.C., M.P.P.P.
9 Amherst Place
Woodland CA  95695

                                                                                          Number of        Number of
                                                                                          Shares           Warrants
                                    Number of          Number of                          Beneficially     Beneficially
                                    Shares Owned       Warrants          Number of        Owned            Owned
                                    Prior to           Owned Prior       Shares to        After this       After this
Name and Address                    Offering           to Offering       be Offered       Offering(2)      Offering(3)
----------------                    --------           -----------       ----------       -----------      -----------
Robert Lyszczarz                      650,000(5)         -0-                650,000          -0-            -0-
331 Sayre Drive
Princeton NJ  08540

Cameron Capital Corp.               3,000,000(5)         -0-              3,000,000          -0-            -0-
10 Cavendish Road
Hamilton HM 19 Bermuda              ----------         ---------         ----------        -------        -------
TOTAL                               12,894,243         1,515,667         14,409,910          -0-            -0-

-----------
(1) Includes all shares of Common Stock issuable upon exercise of warrants beneficially owned by the Selling Stockholders.

(2) Assumes all shares of Common Stock being offered pursuant to this Prospectus are sold by the Selling Stockholder.

(3) Assumes all of the warrants beneficially owned by the Selling Stockholder are exercised and the shares of Common Stock issuable upon such exercise are offered for sale and sold by the Selling Stockholder.

(4) Mr. Dan Rubin is President, Chief Executive Officer and a Director of the Company.

(5) Maximum number of shares presently issuable upon conversion of the Note held by Selling Stockholder. The number of shares issuable upon conversion of the Note is subject to certain limitations which may be adjusted by agreement between the Company and Selling Stockholder. The number of shares issuable upon conversion of the Note is determined by dividing the principal amount of the Note and all accrued and unpaid interest due thereon by the lesser of (i) $1.33, or (ii) Eighty Percent (80%) of the average closing bid price of the Common Stock for the five (5) consecutive trading days immediately prior to the date of conversion.

                              PLAN OF DISTRIBUTION

     The Company will not receive any proceeds from the sale of the shares of Common Stock by the Selling Stockholders pursuant to this Prospectus. The securities offered by this Prospectus may be sold from time to time by all of the Selling Stockholders. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders.

     The Selling Stockholders through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered, and any profits realized or commissions received may be deemed underwriting compensation. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act.

     At the time a particular offer of the shares is made by or on the behalf of a Selling Stockholder, to the extent required, a Prospectus Supplement will be distributed which will set forth the number of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for shares purchased from the Selling Stockholders, any discounts, commissions and other items constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

     The shares of Common Stock may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, at varying prices determined at the time of sale, or at negotiated prices. Such prices will be determined by the Selling Stockholders or by agreement between the Selling Stockholders and any underwriters.

     In order to comply with the applicable securities laws of certain states, if any, the shares of Common Stock will be offered or sold through registered or licensed brokers or dealers in those states. In addition, in certain states the shares of Common Stock may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from such registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations promulgated under the Exchange Act, any person engaged in a distribution or securities may not simultaneously bid for or purchase securities of the same class for a period of two (2) business days prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-2, 10b-5, 10b-6 and 10b-7, in connection with transactions in the shares during the effectiveness of the Registration Statement of which this Prospectus is a part. All of the foregoing may affect the marketability of the shares of Common Stock.

     The Company will pay all of the expenses incident to the registration of the shares of Common Stock other than any fees or expenses or any counsel retained by the Selling Stockholders and any other out of pocket expenses incurred by the Selling Stockholders or any person retained by the Selling Stockholders in connection with the registration of the shares, fees and expenses of compliance with state securities or blue sky laws and commissions and discounts of underwriters, dealers or agents, if any. The expenses payable by the Company are estimated to be $20,000.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital of the Company consists of (i) 250,000,000 shares of common stock, par value $.001 per share (the "Common Stock"), 21,162,441 shares of which were outstanding as of June 30, 1997; and (ii) 2,000,000 shares of "blank check" preferred stock, par value $.001 per share ("Preferred Stock"), none of which is outstanding.

Common Stock

     Each share of Common Stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by the owners thereof at a meeting of the stockholders, including the election of directors. The holders of Common Stock (i) have equal, ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors of the Company;
(ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have preemptive or redemption provisions applicable thereto; and (iv) are entitled to one noncumulative vote per share on all matters on which stockholders may vote at all meetings of stockholders.

     All shares of Common Stock issued and outstanding are, and those offered hereby, when issued, will be fully paid and non-assessable, with no personal liability attaching to the ownership thereof.

6% Cumulative Convertible Series A Preferred Stock

     The Company's outstanding shares of Cumulative Convertible Series A Preferred Stock have been automatically converted into shares of Common Stock as of May 10, 1997 (the "Conversion Date"). Each outstanding share of Series A Preferred Stock was converted into six (6) shares of Common Stock on the Conversion Date. Former holders of Series A Preferred Stock have no rights as preferred shareholders except to receive certificates for their Common Stock upon delivery of their certificates for Series A Preferred Stock to the Company's transfer agent.

Other Preferred Stock

     As of the date hereof, there are no shares of preferred stock outstanding. The Company's Certificate of Incorporation authorizes the issuance of "blank check" preferred stock in one or more classes or series with such designations, rights, preferences and restrictions as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors may, without prior stockholder approval, issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the relative voting power or other rights of the holders of Common Stock. Preferred Stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention of issuing any shares of preferred stock, there can be no assurance that it will not do so in the future. If the Company issues preferred stock, such issuance may have a dilutive effect upon both the preferred and common stockholders.

Transfer Agent

     The transfer agent and registrar for the Common Stock and Preferred Stock is Continental Stock Transfer & Trust Company, located at 2 Broadway, New York, New York 10005.

              MARKET FOR THE COMPANY'S COMMON EQUITY AND DIVIDENDS

     Commencing on December 15, 1993, the date of the Company's initial public offering, through April 21, 1995, the Company's Common Stock, par value $.001 per share (the "Common Stock") and redeemable warrants (the "Redeemable Warrants") were quoted on the NASDAQ SmallCap Market. On April 21, 1995, the Redeemable Warrants were redeemed by the Company and delisted from the NASDAQ SmallCap Market. Since November 18, 1995, the Common Stock, as well as the Company's 6% Series A Cumulative Convertible Preferred Stock (the "Preferred Stock"), have been quoted on the NASDAQ National Market. The Preferred Stock was automatically converted into Common Stock as of May 10, 1997. The high and low bid quotations, on a quarterly basis, for the Redeemable Warrants for 1995 through their delisting on April 25, 1995, is set forth below, as are the high and low bid quotations, on a quarterly basis, for the Common Stock since 1995 and the Preferred Stock since November 18, 1995, the date the Preferred Stock commenced trading. All of the prices set forth below reflect inter-dealer prices, without retail mark up, mark down or commission and may not reflect actual transactions.

                 Common Stock         Redeemable Warrants    Preferred Stock
1995             Quoted Bid Price     Quoted Bid Price       Quoted Bid Price
----             ----------------     ----------------       ----------------
                 High         Low     High          Low      High          Low
                 ----         ---     ----          ---      ----          ---
First Quarter    $4 3/4     $3 3/4    $2 3/8        $1 4/25  --            --
Second Quarter    5 1/2      3 5/8     1 14/25       1 3/8   --            --
Third Quarter     4 1/4      3 1/8     N/A           N/A     --            --
Fourth Quarter    3 7/6      1 7/8     N/A           N/A    $13           $11


                 Common Stock                               Preferred Stock
1996             Quoted Bid Price                           Quoted Bid Price
----             ----------------                           ----------------
                 High          Low                          High          Low
                 ----          ---                          ----          ---
First Quarter    $3 3/4      $1 7/8                         $22 1/4       11 3/8
Second Quarter    5 7/16      3                              31           17 5/8
Third Quarter     4 9/16      2 1/8                          26 3/4       14
Fourth Quarter    2 9/16        7/32                         15 1/2        1 1/4


                 Common Stock                               Preferred Stock
1997             Quoted Bid Prices                          Quoted Bid Prices
----             -----------------                          -----------------
                 High           Low                         High          Low
First Quarter    $1 9/16      $ 15/32                       $ 9 1/4       2 3/4
Second Quarter     21/32          1/4                          3 3/4       1 3/4

     On August 6, 1997, the closing bid and asked prices of Common Stock as reported on the NASDAQ National Market were $3/4 and $13/32 respectively.

     No cash dividends have been paid on the Common Stock by the Company and management does not anticipate paying cash dividends in the foreseeable future.

                                  LEGAL MATTERS

     The validity of the shares of Common Stock will be passed upon for the Company by Wolf Haldenstein Adler Freeman & Herz LLP, New York, New York.

                                     EXPERTS

     The financial statements of the Company for the year ended December 31, 1996 incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996 have been so incorporated in reliance on the report of Cacciamatta Accountancy Corporation, independent accountants, given upon the authority of that firm as experts in auditing and accounting.

================================================================================

     No dealer, salesman or other person has been authorized to give any information or to make any representations not contained in this Prospectus and if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Underwriter. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation in such offer or solicitation in such jurisdiction.

                                TABLE OF CONTENTS

Available Information .....................................................    1
Incorporation of Certain
 Documents by Reference ...................................................    2
Prospectus Summary ........................................................    3
Risk Factors ..............................................................    4
The Company ...............................................................   10
Selling Stockholders ......................................................   13
Plan of Distribution ......................................................   18
Description of Capital
Stock .....................................................................   20
Market for the Company's
 Common Equity and
 Dividends ................................................................   22
Legal Matters .............................................................   24
Experts ...................................................................   24

================================================================================

================================================================================


                         COUNTRY STAR RESTAURANTS, INC.




                         Shares of Common Stock Offered
                             by Selling Stockholders



                                 ---------------
                                   PROSPECTUS
                                 ---------------



                                 August __, 1997


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth expenses payable by the Company in connection with the registration of the securities being registered. All of the amounts shown are estimates, other than the Securities and Exchange Commission Registration Fee.

         SEC filing fee                                         $ 2,632.99
         Accounting fees and expenses                             3,000.00
         Legal fees and expenses                                 10,000.00
         Printing and engraving                                   1,500.00
         Transfer Agent's and Registrar fees                        500.00
         Miscellaneous expenses                                   2,367.01
                                                                ----------
          Total                                                 $20,000.00
                                                                ==========

Item 15. Indemnification of Directors and Officers.

     The Company's Certificate of Incorporation provides for indemnification of personal liability of the Directors of the Company to the fullest extent permitted by paragraph "7" of Subsection (b) of Section 102 of the General Corporation Law of the State of Delaware.

     Article VII of the Amended By-Laws of the Company ("By-Laws"), which is set forth below in its entirety, provides for indemnification of officers, directors, employees and agents substantially to the extent permitted under the Delaware General Corporation Law.

     Article VII of the Amended By-Laws provides as follows:

                                  "ARTICLE VII"

                                 INDEMNIFICATION

     The Corporation shall (a) indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, (b) indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was a director or officer of the Corporation, or served at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any such action, suit or proceeding, in each case to the fullest extent permissible under subsections (a) through (f) of Section 145 of the General Corporation Law of the State of Delaware or the indemnification provisions of any successor statute and
(c) advance reasonable and necessary expenses in connection with such actions or suits, and not seek reimbursement of such expenses unless there is a specific determination that the officer or director is not entitled to such indemnification. The foregoing right of indemnification shall in no way be exclusive of any other rights of indemnification to which any such persons may be entitled, under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such a person.

     The Company has entered into an Indemnification Agreement with each of its Directors and certain officers, employees, agents or fiduciaries designated by the Board of Directors or other party thereto to the fullest extent permitted by applicable law. The agreement includes indemnification, to the extent permitted by applicable law, against expenses, including reasonable attorneys' fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by the Indemnified Party in connection with any civil or criminal action or administrative proceeding arising out of the Indemnified Party's performance of his duties as a Director or officer of the Company. Such indemnification is available if the Indemnified Party acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

     The Company maintains officers' and directors' liability insurance that provides for a maximum of $2,000,000 of coverage, subject to a $100,000 corporate reimbursement per occurrence payable by the Company. Any payments made by the Company under an Indemnification Agreement which are not covered by the insurance policy may have an adverse impact on the Company's earnings.

ITEM 16. Exhibits.

Exhibit No.

*          3.1      Certificate of Incorporation of the Company

**         3.2      Amendment to Certificate of Incorporation

***        3.3      Amended By-Laws of the Company

****       5.1      Opinion of Wolf Haldenstein Adler Freeman & Herz LLP

***       24.1      Consent of Wolf Haldenstein Adler Freeman & Herz LLP
                    included in Exhibit 5.1

***       24.2      Consent of BDO Seidman, LLP

****      24.3      Consent of Cacciamatta Accountancy Corporation

*                 Previously filed as an exhibit to the Company's
                  Registration Statement on Form SB-2, File No. 33-67526-A.

**                Previously filed as an exhibit to the Company's
                  Registration Statement on Form S-1, File No. 33-96450.

***               Previously filed as an exhibit to the Company's
                  Registration Statement on Form S-3, File No. 333-05105.

****              Filed herewith.

Item 17. Undertakings.

     The undersigned Registrant hereby undertakes:

     (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information set forth in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on From S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (a) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) and 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to afford to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Los Angeles, State of California on August 7, 1997.

                                              COUNTRY STAR RESTAURANTS, INC.

                                              By:   /s/ Dan J. Rubin
                                                 ---------------------------
                                                 Dan J. Rubin, President
                                                 and Chief Executive Officer

     In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement was signed by the following persons in the capacities and on the dates indicated.

Signature                          Title                      Date
---------                          -----                      ----
                                   Chairman of the
                                   Board, President
                                   Chief Executive
                                   Officer and
/s/ Dan J. Rubin                   Director                   August 7   , 1997
--------------------------
Dan J. Rubin


/s/ Robert A. Nardone, Jr.           Director                 August 7   , 1997
--------------------------
Robert A. Nardone, Jr.


/s/ Darren C. Rice                   Director                 August 7   , 1997
---------------------------
Darren C. Rice


/s/ William W. Wei                   Director                 August 7   , 1997
---------------------------
William W. Wei